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                                                                     EXHIBIT (d)

                         STOCK CROSS-PURCHASE AGREEMENT
                                       OF
                           THE ROTTLUND COMPANY, INC.


         THIS STOCK CROSS-PURCHASE AGREEMENT ("Agreement"), made effective as of the 29th day of October, 1992, by and among and the following shareholders (collectively "Shareholders" and individually "Shareholder") of The Rottlund Company, Inc., a Minnesota corporation ("Company"):

                  BR FAMILY GROUP. The following Shareholders shall be collectively referred to as the "BR Family Group":

                  Bernard J. Rotter;
                  Margaret L. Rotter;
                  Kristin J. Rotter;
                  Curtis J. Rotter; and
                  Bernard J. Rotter as Custodian for Kathryn J. Rotter.

                  DR FAMILY GROUP. The following Shareholders shall be collectively referred to as the "DR Family Group":

                  David H. Rotter;
                  Shirley A. Rotter;
                  Stephanie Lee Ann Rotter; and
                  David H. Rotter as Custodian for Eric David Rotter.

                                    RECITALS

         1. The Shareholders contemplate that the Company will be filing a registration statement pursuant to the Securities Act of 1933, as amended, covering its common stock and that, thereafter, it will become publicly-held ("Public Offering").

         2. The Shareholders will continue to own a significant portion of the Company's common stock after the Public Offering.

         3. For their mutual interests, the Shareholders desire to provide for:
(i) the continuity of their ownership and control of the Shares, (ii) continuity of management of the Company, (iii) the


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prevention of sudden shifts of ownership and control of the Shares to third persons by imposing certain restrictions and obligations upon themselves with regard to the ownership and Transfer of Shares, and (iv) options to purchase Transfer Shares.

         4. For their mutual interests, the Shareholders also desire to provide for certain rights and restrictions regarding the voting of the Shares.

         NOW, THEREFORE, in consideration of the premises and of the agreements and undertakings hereinafter set forth, it is agreed as follows:

         1. ORGANIZATIONAL INFORMATION. The following information regarding the current ownership of the Shares, interpretations and definitions shall apply to the construction of this Agreement:

                  1.1 CURRENT OWNERSHIP OF SHARES. The Shareholders currently own those issued and outstanding shares of capital stock of the Company described on Schedule A (the "Shares"). The Shareholders hereby authorize the Controlling Shareholders, or either of them, to make or cause changes to be made to Schedule A to reflect future changes in the ownership of Shares, copies of which shall be filed with the Company and provided from time to time to the Shareholders to be annexed hereto.

                  1.2 INTERPRETATION.

                           (a) The term "person" as used herein shall include
                  any individual, partnership, corporation, trust, organization, or other entity, unless the context requires otherwise.

                           (b) Unless stated otherwise, all references herein to
                  Sections refer to the Sections of this Agreement. All references herein to Exhibits and Schedules refer to Exhibits and Schedules that are attached hereto and are incorporated herein by reference. All Section headings are for reference purposes only and shall not affect the interpretation of this Agreement.

                           (c) All references in this Agreement to one gender
                  shall include all genders; any reference to the singular shall include the plural, where appropriate, and vice-versa.

                  1.3 DEFINED TERMS. In addition to the abbreviations and terms otherwise defined in the text of this Agreement, the following terms used herein shall have the meanings set forth below.

                  "ACT" The term "Act" means the Securities Act of 1933, as amended.

                  "BR FAMILY GROUP" The term "BR Family Group" means the family members of Bernard J. Rotter described in the Recitals and who own the Shares listed on Schedule A.

                  "CODE" The term "Code" means the Internal Revenue Code of 1986, as amended.


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                  "COMPANY" The term "Company" means The Rottlund Company, Inc., a Minnesota corporation.

                  "CONTROLLING SHAREHOLDER" The term "Controlling Shareholder" means either Bernard J. Rotter or David H. Rotter who own the controlling interests in the Company and in certain cases, may be deemed to control the Shares owned by other persons in their respective Family Groups.

                  "DR FAMILY GROUP" The term "DR Family Group" means the family members of David H. Rotter described in the Recitals and who own the Shares listed on Schedule A.

                  "EXCHANGE ACT" refers to the Securities Exchange Act of 1934, as amended.

                  "FAMILY MEMBER SHAREHOLDERS" The term "Family Member Shareholders" means the members of the Family Group referred to, excluding the Controlling Shareholder of the same Family Group.

                  "INVOLUNTARY TRANSFER" The term "involuntary transfer" means any transfer or disposition of Shares under judicial order, legal process, execution, attachment or the enforcement of a pledge, trust or other security interest, excluding, however, transfers to a guardian or personal representative of a Shareholder due to the disability or death of a Shareholder.

                  "MARKET PRICE" The term "Market Price" of a share when made in reference to Transfer Shares of a Controlling Shareholder shall mean the average bid price of shares of capital stock of the Company of the same class as the Transfers Shares being traded on a public market for the preceding 30 day period ending on the date of the event which gave rise to the Option or purchase right under this Agreement, determined by dividing the aggregate "bid" price of the Company's publicly traded shares of capital stock for said preceding 30 day period by the number of trading days for which bid prices were recorded. The Market Price of Shares owned by a Selling Shareholder (as hereinafter defined) other than a Controlling Shareholder, shall be the low bid price for such Shares as reported by the public market for the Shares, on the day notice is first given to a Controlling Shareholder; or if there is no low bid price reported, the last sale price so reported.

                  "PRIVATE SALE" The term "Private Sale" means Transfer Shares intended to be sold by a Shareholder to specified persons in a private transaction rather than on a public market.

                  "PUBLIC SALE" The term "Public Sale" means Transfer Shares intended to be sold by a Shareholder on a public market.

                  "REPRESENTATIVE" The term "Representative" means the personal representative or personal representatives of the estate of a deceased Shareholder.

                  "SELLING SHAREHOLDER" The term "Selling Shareholder" means the Shareholder (including a Controlling Shareholder) whose Shares are to be, or are intended to be, Transferred and, therefore, made subject to Options and other purchase rights of other Shareholders in accordance with this Agreement; and also includes the personal representative, successor in interest, trustee, or receiver who is entitled to receive the proceeds of sale in the event of the death or bankruptcy of a Shareholder.

                  "SHARES" The term "Shares" means all of the capital stock of the Company owned by the Shareholders and subject to this Agreement, including, without limitation, (i) Shares and interests


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         in Shares held in trust for the benefit of a Shareholder, (ii) all future or additional shares of capital stock of the Company which may hereafter be acquired by existing Shareholders by gift, inheritance, purchase, transfer, exchange or otherwise and (iii) all future or additional shares of capital stock of the Company which may hereafter be issued, substituted or exchanged by the Company with regard to the Shares through a stock dividend, stock split, merger or otherwise.

                  "TRANSFER" The term "Transfer" means any sale, exchange, transfer, assignment, gift, bequest, pledge, mortgage, hypothecation, granting of a security interest or other alienation or disposition whatsoever of any Shares or any interest therein, whether voluntary or involuntary, including any distribution by a Representative or trustee. A Transfer shall also be deemed to occur if a Shareholder enters into an agreement to sell his or her Shares.

                  "TRANSFER SHARES" The term "Transfer Shares" means all of the Shares and interests therein, including without limitation options and warrants, which are proposed or obligated to be Transferred by a Selling Shareholder and are subject to the other Shareholders' Options and other purchase rights set forth in this Agreement.

                  "TRUST AGREEMENT" The term "Trust Agreement" refers to that collateral agreement entered into by and among the Shareholders and the Trustee to administer Secured Shares and the insurance funding of the option and purchase rights set forth herein, as described in Section 10.

                  "TRUSTEE" The term "Trustee" refers to the trustee administering the Trust Agreement.

         2. OVERALL TRANSFER RESTRICTIONS. Except as otherwise provided in this Agreement or in Section 2.1, no Shareholder shall Transfer any Shares, whether voluntarily or involuntarily, without the written unanimous consent of the Controlling Shareholders. Any Transfer of Shares attempted in contravention of this Agreement shall be null and void and without legal effect.

                  2.1 PERMITTED TRANSFERS. Notwithstanding the overall Transfer restrictions set forth in Section 2 or in other provisions of this Agreement, Transfers of Shares shall be permitted, in the following instances:

                           (a) the Transfer by a Shareholder of all or part of
                  his Shares to another Shareholder who is a party to this Agreement;

                           (b) the Transfer by a Shareholder of all or part of
                  his Shares by gift or by sale to any member of such Shareholder's immediate family (spouse, parent, child or sibling);

                           (c) the Transfer by a Shareholder of his Shares to a
                  revocable living trust created by the Shareholder of which he is the primary beneficiary during his lifetime; or

                           (d) the Transfer by a Shareholder by a sale in a
                  Public Sale of Ten Thousand (10,000) or fewer Shares during any twelve (12) month period.

                  2.2 CONTINUING EFFECT OF AGREEMENT ON PERMITTED TRANSFERS. As a condition to each Permitted Transfer, other than a Transfer pursuant to Section 2.1(d), the transferees shall (i) execute the Consent set forth on Schedule B and (ii) hold such Shares subject to, and be bound by, the terms of this Agreement. In the case of the Transfer of Shares to a Shareholder's spouse or a revocable living trust, the spouse or trustee of such trust shall be deemed to hold such Transfer Shares on behalf of the Shareholder who effected the transfer ("Transferring


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         Shareholder"), and such Transfer Shares shall be committed to sale in accordance with, and otherwise subject to, the terms of this Agreement upon the occurrence of an event which would permit or require the purchase of the Shares of the Transferring Shareholder under the provisions of this Agreement; it being intended that such spouse or trustee shall be substituted hereunder for the Transferring Shareholder or the legal representative of his estate, as the case may be, insofar as the Transferring Shareholder has either the obligation to sell his Shares or the right to purchase another Shareholder's Shares.

                  2.3 Notwithstanding anything contained in this Agreement to the contrary, no Shareholder shall be permitted to Transfer his Shares in a manner that would violate the "short-swing" profit provisions of
         Section 16(b) of the Exchange Act and any such Transfer shall be deemed null and void and without legal effect.

         3. RIGHTS OF FIRST REFUSAL ON LIFETIME TRANSFERS. Subject to any permitted Transfers in accordance with Sections 2.1 and 2.2, any Shareholder (the "Selling Shareholder") intending to Transfer any interest in a portion or all of his Shares ("Transfer Shares") shall first offer (the "Offer") such Transfer Shares to one or both of the Controlling Shareholders as described in this Section 3.

                  3.1 SHARES OF CONTROLLING SHAREHOLDER. In the event a Controlling Shareholder intends to Transfer any of his Shares, he must first notify and make an Offer to sell such Shares to the other Controlling Shareholder in accordance with this Section 3.1. The Offer shall be in writing and describe (i) the number of Transfer Shares being offered for Transfer, (ii) the Selling Shareholder's address to which notice of acceptance of the Offer by the other Controlling Shareholder is to be sent, (iii) whether the Transfer Shares are to be sold on the open market ("Public Sale") or in a private transaction ("Private Sale"), and (iv) if a Private Sale, the identity of the person or persons to whom the Transfer is intended to be made (the "Transferee") and the bona fide purchase price and terms of payment for the Transfer Shares offered by the Transferee ("Transferee Offer").

                           (a) ACCEPTANCE OF OFFER BY THE OTHER CONTROLLING
                  SHAREHOLDER. Within 60 days after the date of the Selling Shareholder's Offer and notice of intent to sell Shares in a Public Sale or a Private Sale, the other Controlling Shareholder, at his option, may elect to purchase all or any part of the Transfer Shares at the purchase price and on the terms of sale determined in accordance with Sections 6 and 7, respectively. An election to purchase all or part of the Transfer Shares shall be in writing delivered to the Selling Shareholder as provided in Section 12.5 and in a form similar to Exhibit A. The other Controlling Shareholder may also waive his rights to the 60 day notice period by delivering an acknowledgment of such waiver in the form attached as Exhibit B.

                           (b) UNPURCHASED TRANSFER SHARES. In the event the
                  other Controlling Shareholder does not elect to purchase all or part of the Transfer Shares pursuant to his rights of first refusal in this Section 3.1, then the Selling Shareholder shall have the right to Transfer the unpurchased Transfer Shares in accordance with Section 3.4.

                  3.2 SHARES OF FAMILY MEMBER SHAREHOLDER. In the event any Family Member Shareholder, other than a Controlling Shareholder, intends to Transfer any of his Shares, such Selling Shareholder, subject to the provisions of Section 2.1, must first, make an Offer to sell such Transfer Shares to the Controlling Shareholder of his Family Group and, secondly, make an Offer to sell such Transfer Shares to the Controlling Shareholder of the other Family Group. The Offer shall be in writing and describe (i) the number of Transfer Shares being offered for Transfer, (ii) the Selling Shareholder's address to which notice of acceptance of the Offer by


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         either of the Controlling Shareholders is to be sent, (iii) whether the
         Transfer Shares are to be sold in a Public Sale or a Private Sale, and
         (iv) if a Private Sale, the identity of the person or persons to whom the Transfer is intended to be made (the "Transferee") and the bona fide purchase price and terms of payment for the Transfer Shares offered by the Transferee ("Transferee Offer").

                           (a) ACCEPTANCE OF OFFER BY CONTROLLING SHAREHOLDER OF
                  SELLING SHAREHOLDER'S FAMILY GROUP. Within 5 days after the date of receipt of the Selling Shareholder's Offer, the Controlling Shareholder of the Selling Shareholder's Family Group, at his option, may elect to purchase all or any part of the Transfer Shares at the purchase price and on the terms of sale determined in accordance with Sections 6 and 7, respectively. The election to purchase all or part of the Transfer Shares shall be given in writing to the Selling Shareholder and to the Controlling Shareholder of the other Family Group and shall specify the number of Transfer Shares being purchased in the Form attached as Exhibit A.

                           (b) ACCEPTANCE OF OFFER BY CONTROLLING SHAREHOLDER OF
                  OTHER FAMILY GROUP. Within 10 days after the date of the Selling Shareholder's Offer, the Controlling Shareholder of the other Family Group, at his option, may elect to purchase all or any part of the Transfer Shares remaining unpurchased by the Controlling Shareholder of the Selling Shareholder's Family Group at the price and on the terms of sale determined in accordance with Sections 6 and 7, respectively. The election to purchase all or part of the Transfer Shares shall be given in writing to the Selling Shareholder and to the Controlling Shareholder of the Selling Shareholder's Family Group and shall specify the number of Transfer Shares being purchased in the Form attached as Exhibit A.

                           (c) UNPURCHASED TRANSFER SHARES. In the event the
                  Controlling Shareholders do not elect to purchase all or part of the Transfer Shares pursuant to their respective rights of first refusal in this Section 3.2, then the Selling Shareholder shall have the right to Transfer the unpurchased Transfer Shares in accordance with Section 3.4.

                  3.3 CLOSING. The closing of the purchase of the Transfer Shares by the purchasing Controlling Shareholder shall take place at the Company's principal office 60 days after the date on which the Offer is accepted.

                           (a) DELIVERY OF DOCUMENTS. At the closing, the
                  Selling Shareholder shall deliver to the purchasing Controlling Shareholder certificates, duly endorsed for transfer and in good delivery form, representing all Transfer Shares sold and all other documents necessary or appropriate to transfer the Transfer Shares and to vest in the purchasing Controlling Shareholder good and marketable title thereto, free of security interests, claims and equities, except those provided in Section 7.7.

                           (b) FAILURE OF TRANSFEREE TO CLOSE. In the event a
                  Controlling Shareholder who exercised his rights under this
                  Section 3 to purchase Transfer Shares from a Selling Shareholder is subsequently either unwilling or unable to close on the purchase of such Transfer Shares within the 60 day period provided in this Subsection 3.3, the Selling Shareholder shall thereafter have the absolute right to Transfer such Transfer Shares to any third party at any time thereafter free of the restrictions set forth in this Agreement; provided, however, that in the event the Selling Shareholder is a Controlling Shareholder, then such Controlling Shareholder shall have the absolute right to sell any or all of his Shares (as opposed to just the Transfer Shares) to any third party at any time thereafter, free of the restrictions set forth in this Agreement.


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                  3.4 TRANSFER OF UNPURCHASED TRANSFER SHARES TO TRANSFEREE. In
         the event the Controlling Shareholders do not elect to purchase all of the Transfer Shares in accordance with either Section 3.1 or 3.2, the Selling Shareholder may Transfer all of the unpurchased Transfer Shares at any time during a 60 day period following the expiration of the offering periods set forth in Section 3.1 or 3.2, whichever is applicable. In the event the Offer pertained to a Private Sale to one or more designated Transferees, then the Transfers permitted under this
         Section 3.4 shall be (i) made only to the Transferee(s) previously disclosed in the Transferee Offer, (ii) made only on the same terms set forth in the Transferee Offer and (iii) made subject to all applicable state and federal securities laws. Any other Family Member Shareholder acting as the designated Transferee of the Transfer Shares shall immediately become bound by the terms of this Agreement. Failure or refusal of a Family Member Shareholder to sign this Agreement shall not relieve him from any obligations under this Agreement. In the event the Transfer Shares are not Transferred within the above 60 day period, such Transfer Shares must be re-offered to the Controlling Shareholders in accordance with the terms of this Section 3 before being eligible again for Transfer.

                  3.5 EXTENSION DUE TO EXCHANGE ACT. Notwithstanding any provision contained in this Agreement to the contrary, if the exercise of an option by a Controlling Shareholder to purchase Transfer Shares would, if exercised within the time period specified by this Agreement, result in a "short-swing profit" liability as provided in Section 16(b) of the Exchange Act, such time period shall be extended to a day following a prior sale of the Company's shares by such Controlling Shareholder which would avoid such liability. The extension provided for under this Section 3.5 shall only apply with regard to such Controlling Shareholder's prior sales occurring before its option arose under this Agreement, and shall in no event be longer than seven months following the date of death of a Controlling Shareholder from whose estate the Shares are to be purchased.

                  3.6 TRANSFER PURSUANT REORGANIZATION AND DISSOLUTION TRANSACTIONS. Notwithstanding any provision contained in this Agreement, no Transfer shall be deemed to occur if such Transfer results from, or occurs pursuant to, any of the following transactions:
         (i) a merger or exchange involving the Company or the shareholders pursuant to Minnesota Business Corporation Act Sections 302A.601 to 302A.661, (ii) a transfer of all or substantially all of the assets of the Company for cash or securities, or (iii) a dissolution of the Company, provided that the transactions described in clauses (i) through (iii) are approved by the holders of a majority of the voting power of shares entitled to vote.

         4. OPTION TO PURCHASE SHARES UPON CERTAIN EVENTS OF SALE. Subject to
Section 3.5, upon the occurrence of the events described in this Section 4 ("Events of Sale"), the Controlling Shareholders shall have an option to purchase all of the Shares ("Transfer Shares") owned by a Shareholder to whom the Event of Sale applies ("Selling Shareholder"). In the event the Selling Shareholder is a Controlling Shareholder, the other Controlling Shareholder shall have the right to purchase the Transfer Shares in accordance with Section
3.1 as if the Selling Shareholder were intending to sell all of his Shares subject to purchase price and payment terms determined in accordance with Sections 6 and 7, respectively. In the event the Selling Shareholder is a Family Member Shareholder, the Controlling Shareholders shall have the respective rights to purchase the Transfer Shares in accordance with Section 3.2 as if the Selling Shareholder were intending to sell all of his Shares subject to the purchase price and payment terms determined in accordance with Sections 6 and 7, respectively.

                  4.1 JUDGMENT AGAINST, OR BANKRUPTCY OF SHAREHOLDER. A Shareholder shall be deemed to have made an Offer to sell all of his Shares upon the date on which a judgment for a monetary amount having a material adverse effect upon such Shareholder's net worth, or a


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         voluntary or involuntary petition by or against Shareholder is filed under federal bankrupt laws or any state laws providing relief from creditors, or an order of a court is entered for the appointment of a receiver for a Shareholder, and the same shall not have been dismissed or discharged within 60 days.

                  4.2 DIVORCE OF SHAREHOLDER. In the event of the divorce or legal separation of a Shareholder ("Selling Shareholder") from his or her spouse whereby such Selling Shareholder is required by judicial decree, separate maintenance agreement, settlement agreement or otherwise to Transfer all or part of his Shares to his spouse ("Transfer Shares"), then in order to prevent a Transfer or partition of such Transfer Shares or any interest therein, the Selling Shareholder shall be deemed to have made an Offer to sell such Transfer Shares in accordance with the provisions of Section 3.

                           (a) DIVORCED CONTROLLING SHAREHOLDER. In the event
                  the Selling Shareholder is a Controlling Shareholder, the Selling Shareholder shall have the first option to purchase the Transfer Shares which otherwise would be transferred or encumbered to or for the benefit of his spouse, and the other Controlling Shareholder shall have a second subsequent option to purchase such Transfer Shares. The successive options to purchase the Transfer Shares shall operate in the same manner as provided in Section 3.2, except that each Controlling Shareholder shall have a period of 30 days to determine whether he will exercise his rights to purchase the Transfer Shares.

                           (b) DIVORCED FAMILY MEMBER SHAREHOLDER. In the event
                  the Selling Shareholder is a Family Member Shareholder, other than a Controlling Shareholder, such Family Member Shareholder's Transfer Shares shall be offered to the Controlling Shareholders in accordance with Section 3.2, as if such Selling Shareholder had intended to Transfer the Transfer Shares to a third party.

         5. DEATH OF A SHAREHOLDER. Upon the death of a Shareholder ("Selling Shareholder") all of the Shares owned by the Selling Shareholder shall be subject to the terms of this Section 5. The Shares of a Controlling Shareholder and a Family Member Shareholder shall be subject to Sections 5.1 and 5.2, respectively.

                  5.1 DEATH OF CONTROLLING SHAREHOLDER. Effective as of the date of the appointment or confirmation of the Representative of a deceased Controlling Shareholder, such Representative shall offer to sell to the surviving Controlling Shareholder an option (the "Option") up to eighty percent (80%) of the Shares of the deceased Controlling Shareholder. Within thirty (30) days after such appointment or confirmation, the Representative shall notify the surviving Controlling Shareholder in writing of the number of Shares ("Transfer Shares") which the estate of the deceased Controlling Shareholder agrees to offer to sell to the surviving Controlling Shareholder. The number of Transfer Shares subject to the Option shall be equal to up to eighty percent (80%) of all of the Shares owned by the deceased Controlling Shareholder at the date of his death. If the Representative fails to give such notice within such time period, the estate of the deceased Controlling Shareholder shall be deemed to have elected to sell all of the Shares owned by the deceased Controlling Shareholder at the date of his death. The Option shall have the following terms:

                           (a) OPTION PRICE. The purchase price of the Option
                  ("Option Price") which shall be paid by the surviving Controlling Shareholder shall be equal to the GREATER of (i) ten percent (10%) of the Exercise Price for all of the Transfer Shares (as determined below) or (ii) the amount of insurance proceeds received by the Trustee as a result of the


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                  deceased Controlling Shareholder's death. Subject to Section
                  3.5, the surviving Controlling Shareholder shall have 60 days after receipt of the notice provided in Section 5.1 of this Agreement, to exercise his right to purchase the Option; provided, however, that the surviving Controlling Shareholder shall be deemed to have automatically exercised his right to purchase the Option to the extent of any insurance proceeds received by him or the Trustee on his behalf in accordance with this Agreement and as a result of the Selling Shareholder's death. In the event the surviving Controlling Shareholder purchases the Option and exercises his rights thereunder to purchase the Transfer Shares, the Option Price shall be applied as part or all of the required down payment of the Exercise Price of the Transfer Shares. In the event the surviving Controlling Shareholder does not purchase the Option in accordance with this Section 5.1, any Option Price paid shall be forfeited and promptly distributed by the Trustee to the Representative of the deceased Selling Shareholder.

                           (b) OPTION TERM. Subject to Section 3.5, the
                  surviving Controlling Shareholder shall have sixty (60) days ("Option Term") to exercise his Option commencing with the date upon which he exercises or is deemed to have exercised his right to purchase the Option. If exercised, the surviving Controlling Shareholder shall purchase all, but not less than all, of the Shares subject to the Option. If the surviving Controlling Shareholder fails to exercise the Option, any or all of the shares of the estate of the deceased Controlling Shareholder may be transferred free of the conditions of this Agreement.

                           (c) EXERCISE PRICE. The purchase price of each of the
                  Transfer Shares ("Exercise Price") shall be determined in accordance with Section 6.

                           (d) EXERCISE INSTRUCTIONS. The surviving Controlling
                  Shareholder's notice of exercise of the Option shall be in writing in a form similar to Exhibit A, and specify the date, time and place of closing, which shall be in Hennepin County, Minnesota. The surviving Controlling Shareholder may also waive his rights to purchase or exercise his Option by a written notice in a form similar to Exhibit B.

                           (e) PAYMENT TERMS. The payment terms for Transfer
                  Shares purchased upon exercise of the Option granted upon the death of a Controlling Shareholder shall be in accordance with
                  Section 7.

                  5.2 OFFER OF DECEASED FAMILY MEMBER SHAREHOLDER'S SHARES. All of the Shares of a deceased Family Member Shareholder ("Selling Shareholder") shall be offered to the Controlling Shareholder of the deceased family member's family group specified in the initial paragraph of this Agreement, on the same terms and conditions as set forth in Section 3.2 as if the Selling Shareholder were intending to sell his Shares during lifetime at a purchase price and on terms determined in accordance with Sections 6 and 7.

         6. PURCHASE PRICE OF TRANSFER SHARES. The purchase price of Transfer Shares purchased in accordance with the terms of this Agreement shall be determined as follows:

                  6.1 LIFETIME TRANSFERS. The purchase price of Transfer Shares subject to a lifetime Transfer shall be determined as follows:


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                           (a) PUBLIC SALE OF SHARES. In the event the Transfer
                  Shares will be sold at a Public Sale if not purchased in accordance with this Agreement, the purchase price of such Transfer Shares shall be equal to their Market Price.

                           (b) PRIVATE SALE OF SHARES. In the event the Transfer
                  Shares will be sold at a Private Sale to a designated Transferee if not purchased in accordance with this Agreement, the purchase price for such Transfer Shares shall be equal to the LESSER of (i) their Market Price or (ii) the price specified in the Transferee Offer.

                  6.2 DECEASED SHAREHOLDER'S SHARES. The purchase price of the Transfer Shares of a deceased Shareholder shall be equal to their Market Price.

         7. PAYMENT TERMS FOR TRANSFER SHARES. The purchase price for Transfer Shares purchased in accordance with this Agreement shall be paid in accordance with the following provisions and any deferred installments shall be evidenced by nonrecourse promissory notes ("Notes") executed by the purchasing Shareholders in the form attached as Exhibit C.

                  7.1 PAYMENT TERMS FOR LIFETIME TRANSFERS OF CONTROLLING SHAREHOLDERS. The purchase price for Transfer Shares offered with regard to a lifetime Transfer by a Controlling Shareholder in accordance with Section 3 or upon the "Events of Sale" in Section 4 shall be payable by a down payment equal to ten percent (10%) of the total purchase price, and the balance shall be paid in seven (7) equal annual installments of principal due and payable on each succeeding anniversary date of the closing date.

                  7.2 PAYMENT TERMS FOR TRANSFER SHARES OF DECEASED CONTROLLING SHAREHOLDER. The down payment of the Exercise Price of the Transfer Shares of a deceased Controlling Shareholder shall be equal to the GREATER of (i) ten percent (10%) of the total purchase price or (ii) the Option Price (life insurance proceeds) previously paid to purchase the Option. The balance of the purchase price shall be evidenced by a non-recourse promissory note payable in ten (10) equal annual installments of principal due and payable on each succeeding anniversary date of the closing date.

                  7.3 PAYMENT TERMS FOR TRANSFER SHARES OF FAMILY MEMBER SHAREHOLDER DURING LIFE OR AT DEATH. The payment terms for the Transfer Shares of a Family Member Shareholder, other than a spouse of a Controlling Shareholder, offered during lifetime or upon death shall be payable by a down payment equal to twenty-five percent (25%) of the total purchase price, and the balance shall be paid in three (3) equal annual installments of principal due and payable on each succeeding anniversary date of the closing date. The payment terms for a Family Member Shareholder who is the spouse of a Controlling Shareholder or the surviving spouse of a deceased Controlling Shareholder shall be the payment terms specified in Sections 7.1 and 7.2.

                  7.4 INTEREST. Interest shall be charged on the unpaid principal balance of each Note at an annual interest rate equal to the GREATER of (i) the Applicable Federal Rate ("AFR") published under the Treasury Regulations for Section 1274 of the Code for the month during which the closing occurs or (ii) any other rate required to be charged in order to avoid imputation of interest under the Code; provided, however, that the rate charged from time to time shall not exceed the highest rate permitted under applicable usury laws. The interest rate shall be amended each subsequent year on the anniversary date of the Note to represent the current AFR effective for that month. Interest shall accrue and become due and payable annually at the same time the installments of principal are due and payable. All payments shall be applied first against accrued interest and the balance against the unpaid principal balance.

                  7.5 PREPAYMENT. Each Note shall provide that its maker has the option of prepayment in whole or in part at any time without penalty.

                  7.6 DEFAULT; NONRECOURSE. In the event of default under the Note, the holder of the Note shall have the rights and remedies provided therein.

                  7.7 SECURITY. Each Note shall be secured by the pledge to the Trustee, for the benefit of the purchasing Shareholder, of all of the Transfer Shares being purchased plus, in the case of a purchase from a Controlling Shareholder, an additional number of the purchasing Shareholder's Shares, if owned and available, equal to fifty percent (50%) of the Transfer Shares (collectively the "Secured Shares"), in the form of the security agreement attached as Exhibit D ("Security Agreement"), and providing for the following terms:

                           (a) TRUST AGREEMENT. The Trustee shall hold and
                  maintain the Secured Shares in accordance with the terms of the Security Agreement. In the event no Trustee is acting at the time, the Selling Shareholder shall hold and maintain the Secured Shares in accordance with the terms of the Security Agreement.

                           (b) VOTING RIGHTS. Unless in default, the purchasing
                  Shareholder shall have all rights to vote the Secured Shares.

                           (c) DIVIDENDS. Subject to the purchasing
                  Shareholder's default, all dividends paid on behalf of the Secured Shares shall be paid to and accumulated by the Trustee for the benefit of the purchasing Shareholder; provided, however, that an amount equal to purchasing Shareholder's combined federal and state income tax liability on such dividends shall be distributed currently to him. The then current highest federal and state income tax rates shall be used for purposes of determining the purchasing Shareholder's combined federal and state income tax liability.

                           (d) EXTRA-ORDINARY DIVIDENDS. The proceeds
                  representing any extraordinary dividends made on behalf of the Secured Shares shall be treated as a prepayment on the Note and distributed by the Trustee to the Selling Shareholder. For purposes of this Section 7.7(d), extra-ordinary dividends shall include, without limitation, distributions made on behalf of the Secured Shares resulting from any restructuring of the Company's equity and debt.

                           (e) RELEASE OF SECURED SHARES. Upon payment of each
                  installment of the purchase price due under the Note (excluding the down payment of the purchase price), the Trustee shall release and deliver to the purchasing Shareholder stock certificates representing a number of Secured Shares equal in proportion to that portion of the total purchase price represented by such installment payment. An illustration of how Secured Shares are to be released is set forth on Schedule C.

         8. CONTROLLING SHAREHOLDER NONCOMPETE AND CONFIDENTIALITY COVENANTS.

                  8.1 NON-COMPETITION. Each Controlling Shareholder agrees that he will not, directly or indirectly, as an owner, partner, joint venturer, subcontractor, director, shareholder, employee, agent, representative or consultant, individually or collectively in conjunction with others, so long as he is employed by the Company, and for a period of three (3) years from the date of the termination of such employment for whatever reason ("3-Year Period") engage in activities that compete with the Company in the states of the United States where the Company conducts business or has plans to conduct business at a future date. An activity shall be considered competitive with the Company, if said activity directly or indirectly competes with the business of the Company as it is conducted during the term of this Agreement and shall include bidding on similar types of projects. As of the date of this Agreement, this prohibition from competing shall extend to the states of Florida, Minnesota, Wisconsin, Illinois, Iowa, North Dakota and South Dakota.

                  Each Controlling Shareholder further agrees that during the course of his employment with the Company, and for the 3-Year Period he will not cause or attempt to cause any existing or prospective customer, client or account to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company.

                  Each Controlling Shareholder further agrees that during the course of his employment with the Company and for the 3-Year Period he will not directly or indirectly employ or conspire with others to employ any of the Company's salaried or hourly employees that have been employed by the Company. The term "employ" for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

                  Each Controlling Shareholder shall inform any new employer or other person or entity with whom Shareholder enters a business relationship during the 3-Year Period, before accepting employment or entering the business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this Section 8.1.

                  8.2 CONFIDENTIAL INFORMATION/TRADE SECRETS. Each Controlling Shareholder acknowledges that during the course of his ownership of Shares and employment with the Company, he may receive or otherwise have access to, or contribute to the production of Confidential Information or Trade Secrets. Confidential Information and Trade Secrets means information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; or information that is proprietary to or in the unique knowledge of the Company (including information discovered or developed in whole or in part by a Controlling Shareholder).

                  Each Controlling Shareholder acknowledges and appreciates the importance to the company, of protecting its Confidential Information and Trade Secrets and accordingly agrees that, except to the extent required by a Controlling Shareholder's duties to the Company, each Controlling Shareholder shall never, either during employment with the Company, or at any time thereafter, use or disclose any Confidential Information or Trade Secrets of the Company, or otherwise use such information to his own benefit. Each Controlling Shareholder further agrees that upon termination of his employment with the Company, he shall leave with or return to the Company, all of its property, including everything that contains any Confidential Information or Trade Secrets of the Company.

                  8.3 REMEDIES FOR BREACH. In the event of a breach of any covenant set forth in this Section 8 by any Controlling Shareholder resulting in damages to the Company, or the other parties, the non-breaching Shareholders or the Company may recover from the breaching Controlling Shareholder any and all damages that may be sustained.

                  8.4 SURVIVAL OF COVENANTS. Each covenant and agreement herein on the part of a Controlling Shareholder shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of a Controlling Shareholder, against the Company or any other Shareholder, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or by any other Shareholder of such Covenant and agreement.

         9. RESTRICTIONS WHILE OBLIGATIONS OWED TO SELLING SHAREHOLDER. So long as any Notes representing installment obligations owed for the purchase of Transfer Shares from a Controlling Shareholder or his estate ("Selling Controlling Shareholder") remain outstanding, the following restrictions shall apply:

                  9.1 RESTRICTIONS UPON SALE OF CONTROLLING INTEREST IN COMPANY. The remaining Controlling Shareholder shall not sell more than 20% of his Shares ("Controlling Interest") unless all obligations owed to such Selling Controlling Shareholder are satisfied in full either before or at the time of such sale of a Controlling Interest. The remaining Controlling Shareholder shall provide such Selling Controlling Shareholder with 60 days' prior notice of any proposed sale of a Controlling Interest, and shall provide for his review of any documents he reasonably requests regarding such proposed transaction and the satisfaction of his Note.

                  9.2 DEATH OF SELLING SHAREHOLDER OR REMAINING SHAREHOLDERS. In the event that (i) such Selling Controlling Shareholder should die before all obligations owed to him under this Agreement are satisfied and (ii) the Trustee or other Shareholders are the beneficiaries of any insurance proceeds on his life in accordance with this Agreement, the Trustee and other Shareholders shall apply all of such insurance proceeds towards the prepayment of any such remaining obligations owed to the Selling Controlling Shareholder.

         10. INSURANCE AND TRUSTEE OBLIGATIONS.

                  10.1 INSURANCE FUNDING. The acquisition and ownership of life insurance policies on the lives of one or more of the Shareholders to provide funding for the various purchase options and obligations under this Agreement shall be agreed upon, from time to time, by the Controlling Shareholders and summarized on Schedule D.

                  10.2 TRUST AGREEMENT. The insurance policies referred to in
         Section 10.1, including proceeds therefrom, and the Secured Shares pledged under the Security Agreement in accordance with Section 7.7 shall be held and managed by the Trustee in accordance with the Trust Agreement attached hereto as Exhibit E ("Trust Agreement").

         11. VOTING RESTRICTIONS. All Shareholders agree to vote their Shares in the following manner for the purposes specified:

                  11.1 CONTROLLING SHAREHOLDERS AS DIRECTORS. All Shares shall be voted to elect both of the Controlling Shareholders to the Board of Directors of the Company.

                  11.2 ALTERNATE DIRECTOR DESIGNEE. In the event a Controlling Shareholder is unwilling or unable to act as a Director, he or his Representative shall have the right to designate an alternative person for nomination as a Director, in which case all such Shares shall be voted for such designee.

                  11.3 SHAREHOLDER VOTING RIGHTS. Each Family Member Shareholder shall vote his Shares in accordance with the instructions of the Controlling Shareholder of his Family Group on all corporate matters requiring Shareholder approval under the Company's Articles, Bylaws or applicable law.

         12.      ADMINISTRATIVE PROVISIONS.

                  12.1 COOPERATION. All Shareholders and Representatives shall execute and deliver all necessary documents required to carry out the terms of this Agreement.

                  12.2 FUTURE SHAREHOLDERS. Prior to the issuance or transfer of any Shares to another member of a Family Group other than the Shareholders named herein, and as a part of the consideration for the transfer of Shares, the intended Transferee Shareholder shall execute the Consent set forth on Schedule B, after which such Transferee shall be a Shareholder for all purposes hereof.

                  12.3 ADDITIONAL SHARES. This Agreement shall apply to any additional Shares issued by the Company to the Shareholders whether on account of any stock dividend, stock split, recapitalization or issuance of additional Shares, or similar transactions during the term of this Agreement.

                  12.4 ENDORSEMENT AND LEGEND OF CERTIFICATES. Each certificate representing any Shares now or hereafter held by the Shareholders shall be plainly marked with a legend in substantially the following form:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF THE 29TH DAY OF OCTOBER, 1992, AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN STRICT COMPLIANCE WITH THE TERMS OF THAT AGREEMENT.

                  12.5 NOTICES. All notices, designations, consents, offers, acceptances or other communication provided for herein shall be given in writing by registered or certified mail, postage prepaid, addressed to the Shareholder, or estate of a deceased Shareholder, at the address shown on the records of the Company. Notice shall be deemed given for all purposes when deposited in the United States mail and the date of postmark on the receipt for such article shall conclusively be deemed the date of notice.

                  12.6 SPECIFIC PERFORMANCE. In view of the purposes of this Agreement, it is agreed that the remedy at law for failure of any party to perform would be inadequate, and that the injured party or parties, at his or their option, shall have the right to compel the specified performance of this Agreement in a court of competent jurisdiction; provided that this right shall be in addition to and not in lieu of any additional or alternative right or remedy which may be available to a party at law or in equity.

                  12.7 TERMINATION OF AGREEMENT. This Agreement shall terminate upon the happening of any of the following events:

                           (a) Entry of an order for relief with respect to the
                  Company under the Federal Bankruptcy Code, the execution by the Company of any assignment for the benefit of creditors or the appointment of a receiver of the Company;

                           (b) Voluntary or involuntary dissolution of the
                  Company; or

                           (c) Upon the written agreement or vote of the
                  Controlling Shareholders to dissolve the Company; or

                           (d) Upon the deaths of both of the Controlling
                  Shareholders within a period thirty (30) days; or

                           (e) Upon the written agreement of the Controlling
                  Shareholders, or if there be only one surviving Controlling Shareholder, upon notice by that Controlling Shareholder to the remaining Shareholders.

         13.      MISCELLANEOUS PROVISIONS.

                  13.1 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with regard to restrictions and obligations pertaining to the ownership of Shares and supersedes and cancels all prior agreements of the parties or any of them on the same subject matter.

                  13.2 MODIFICATIONS. No change or modification of this Agreement shall be valid unless made in writing and signed by the Controlling Shareholders or the personal representative of a deceased or disabled Shareholder, and the holders of Shares representing a majority of the outstanding Shares owned by Shareholders other than the Controlling Shareholders.

                  13.3 BENEFIT. This Agreement shall inure to and be binding upon the parties, their heirs, legal representatives, successors and assigns; provided, however, that this subsection is not intended to grant to a successor, legal representative or assign the right of a Controlling Shareholder to purchase Shares under this Agreement.

                  13.4 SEVERABILITY. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties, but if for any reason any provision is unenforceable or invalid, such provision shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision had not been a part of this Agreement.

                  13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Any conflict of laws rules which may have the effect of applying another state's laws shall not apply.

                  13.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BR FAMILY GROUP:                           DR FAMILY GROUP:


/s/ Bernard J. Rotter                      /s/ David H. Rotter
-----------------------------------        -------------------------------------
    Bernard J. Rotter                          David H. Rotter


/s/ Margaret L. Rotter                     /s/ Shirley A. Rotter
-----------------------------------        -------------------------------------
    Margaret L. Rotter                         Shirley A. Rotter


/s/ Kristin J. Rotter                      /s/ Stephanie Lee Ann Rotter
-----------------------------------        -------------------------------------
    Kristin J. Rotter                          Stephanie Lee Ann Rotter


/s/ Curtis J. Rotter                       /s/ David H. Rotter
-----------------------------------        -------------------------------------
    Curtis J. Rotter                           David H. Rotter, as Custodian for
                                               Eric David Rotter

/s/ Bernard J. Rotter
/s/ Kathryn Rotter
-----------------------------------
    Bernard J. Rotter, as Custodian
    for Kathryn J. Rotter


                                           TRUSTEE:


                                           By
                                             -----------------------------------
                                                Its
                                                   -----------------------------



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